Exhibit 11





                         PATRIOT TRANSPORTATION HOLDING, INC.
                      COMPUTATION OF EARNINGS PER COMMON SHARE
                                   (UNAUDITED)

                                    THREE MONTHS           NINE MONTHS
                                    ENDED JUNE 30,        ENDED JUNE 30,
                                     2002     2003        2002       2003

Net income                      $1,346,000  1,577,000   2,906,000  4,347,000

Common shares:

Weighted average shares
 outstanding during the
 period - shares used for
 basic earnings per share         3,014,686  3,145,005  3,067,117  3,141,031

Shares issuable under stock
 options which are poten-
 tially dilutive                     39,501     32,956     31,298     24,509
Shares used for diluted earnings
 per share                        3,054,187  3,177,961  3,098,415  3,165,540


Basic earnings per
 common share                         $.45        .50         .95       1.38

Diluted earnings
 per common share                     $.44        .50         .94       1.37


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